EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that the foregoing statement on Schedule 13D (including any and all amendments thereto) is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

Dated: June 29, 2020

By:	/s/ John Charles Simpson
John Charles Simpson

S3 DYNAMICS, L.P.

By: S3 Management, L.L.C.

Its General Partner

By:	/s/ Simeon A. Thibeaux
Name: Simeon A. Thibeaux
Title: Manager